EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2024 FOURTH QUARTER AND FISCAL YEAR RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2024 fourth quarter and fiscal year results.

FISCAL 2024 FOURTH QUARTER HIGHLIGHTS

➢	Net sales increased 167% to approximately $4.00 million in the fiscal 2024 fourth quarter versus $1.50 million in the fiscal 2023 fourth quarter.

➢	Net bookings decreased 18% to $2.23 million in the fiscal 2024 fourth quarter versus $2.70 million in the fiscal 2023 fourth quarter.

➢	Backlog increased 47% to $11.21 million at the end of the fiscal 2024 fourth quarter as compared to $7.63 million at the end of the fiscal 2023 fourth quarter.

➢

Net income increased to $5.80 million, or $2.78 per share, in the fiscal 2024 fourth quarter versus $0.23 million, or $0.11 per share, in the fiscal 2023 fourth quarter. Fiscal 2024 fourth quarter net income benefited from a $2.24 million bargain purchase gain and income tax benefit of $3.02 million.

FISCAL 2024 HIGHLIGHTS

➢	Net sales increased 99% to approximately $12.76 million in fiscal 2024 versus $6.41 million in fiscal 2023.

➢	Net bookings increased 47% to $14.12 million in fiscal 2024 versus $9.57 million in fiscal 2023.

➢

Net income increased to $5.80 million, or $2.78 per share, in fiscal 2024 versus $0.83 million, or $0.40 per share, in fiscal 2023. Fiscal 2024 net income benefited from a $2.24 million bargain purchase gain and income tax benefit of $3.02 million.

On September 1, 2023, we closed the acquisition of Micro Engineering (MEI).  Thus, the reported results for fiscal 2024 include two full quarters of revenue for MEI.  Year over year numbers are not representative of changes in the business as the prior fiscal year had unusually low net sales due to decreased production during the move into our new facility and recertification.  MEI contributed $1.52 million in revenue in the fiscal 2024 fourth quarter.

Included in costs for the fiscal 2024 fourth quarter are $224,000 of increased cost of goods sold due to acquisition accounting requiring MEI’s inventory on the acquisition date being marked to fair value instead of carried at the lower of cost or market; approximately $90,000 of acquisition related expense, primarily professional fees and legal fees; $84,000 of intangible amortization; and $26,000 of non-cash interest costs related to the accrued contingent consideration. The initial fair value adjustment to inventory was $718,000; therefore, there will be no future impact to cost of goods sold.

While reported operating income was $368,000 in the fiscal 2024 fourth quarter, if we adjust for the aforementioned impacts, it was $766,000, excluding the $26,000 of non-cash interest costs, which are non-operating.  We believe the adjusted number more accurately reflects the performance of the business during the quarter.  We incurred a bargain purchase gain on the acquisition of $2.24 million.  The end result is increased intangibles which will be amortized over the respective useful lives, which is ten years for trademarks and sixteen years for customer relationships.  Annual intangible amortization is expected to be approximately $210,000.

As we noted in previous releases, in December 2022 President Biden signed the $1.7 trillion omnibus spending bill which included appropriations to replenish supplies used in Ukraine and to increase stockpiles.  Solitron’s two largest revenue sources are among the programs.   The actual timing of orders and deliveries are out of our control and could be impacted by other suppliers’ inability to meet increased production levels.  We do not know if we will receive periodic orders, annual orders, or one large order for each of the programs.   Current expectations are for the Company to receive orders on both programs this fall.  We do not know if the orders will include part of the stockpile program.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

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SOLITRON DEVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND FISCAL YEAR ENDED FEBRUARY 29, 2024, AND FEBRUARY 28, 2023

(in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended	For The Fiscal Year ended	For The Fiscal Year ended
	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
	unaudited	unaudited
Net sales	$4,004	$1,499	$12,757	$6,406
Cost of sales	2,778	1,295	8,950	5,005

Gross profit	1,226	204	3,807	1,401

Selling, general and administrative expenses	858	517	2,873	2,052

Operating income (loss)	368	(313)	934	(651)

Other income (loss)
Interest income	4	16	29	36
Interest expense	(69)	(26)	(177)	(108)
Dividend income	2	25	29	31
Realized gain (loss) on investments	0	(37)	332	(18)
Unrealized gain (loss) on investments	166	561	(579)	886
Bargain purchase gain	2,236	0	2,236	0
Scrap income	0	6	0	650
Other income	(46)	0	(27)	0
Total other income	2,293	545	1,843	1,477

Net income before tax	$2,661	$232	$2,777	$826
Income taxes	3,024	-	3,024	-
Net income	$5,685	$232	$5,801	$826

Net income (loss) per common share - basic and diluted	$2.73	$0.11	$2.78	$0.40

Weighted average shares outstanding - basic and diluted	2,083,436	2,083,436	2,083,436	2,083,436

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SOLITRON DEVICES, INC.

CONSOLIDATED BALANCE SHEETS

AS OF FEBRUARY 29, 2024, AND FEBRUARY 28, 2023

(in thousands, except for share and per share amounts)

	February 29, 2024	February 28, 2023

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,217	$1,447
Short-term investments, held -to-maturity	-	986
Marketable securities	904	1,895
Accounts receivable	2,826	784
Inventories, net	4,132	2,415
Prepaid expenses and other current assets	532	203
TOTAL CURRENT ASSETS	10,611	7,730

Property, plant and equipment, net	7,356	7,360
Finance lease, right of use asset	1,715	-
Intangible assets	3,114	-
Deferred tax asset	3,024	-
Other assets	121	14
TOTAL ASSETS	$25,941	$15,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$439	$141
Customer deposits	539	31
Accrued contingent consideration, current	465	-
Finance lease liability	1,750	3
Mortgage loan, current portion	111	107
Accrued expenses and other current liabilities	1,080	907
TOTAL CURRENT LIABILITIES	4,384	1,189

Accrued contingent consideration, non-current	750	-
Mortgage loan, net of current portion	2,537	2,648
TOTAL LIABILITIES	7,671	3,837

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares,
2,083,436 shares outstanding, net of 487,827 treasury shares at February 29, 2024, and 2,083,436 shares outstanding, net of
487,827 treasury shares at February 28, 2023, respectively	21	21
Additional paid-in capital	1,834	1,834
Retained Earnings	16,626	10,824
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	17,069	11,267

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Fiscal 2025 first quarter revenue is expected to be approximately $3.82 million.  Bookings in the first quarter of fiscal 2025 were approximately $2.04 million.

The unaudited financial information disclosed in this press release for the three months ended February 29, 2024, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 29, 2024. The financial results presented herein should not be considered a substitute for the information to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida.     MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2024 third quarter results, and the Company’s expectations regarding bookings, net sales, production levels, including government spending, backlog and delivery timelines, new product development and potential future revenue from each of the foregoing.   Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, inflation, interest rate increases, the recent banking crisis, the possibility of a recession, and the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and our ability to successfully integrate the acquisition of MEI, or the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 29, 2024.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com

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